Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Melissa Selcher
Cisco	Cisco
1 (408) 853-9848	1(408)424-1335
rojenkin@cisco.com	mselcher@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

Increases Quarterly Cash Dividend to $0.19 per Common Share

•	Q2 Revenue: $11.2 billion (decrease of 8% year over year)

•	Q2 Earnings per Share: $0.27 GAAP; $0.47 non-GAAP

SAN JOSE, Calif. -- February 12, 2014 -- Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its second quarter results for the period ended January 25, 2014. Cisco reported second quarter revenue of $11.2 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.4 billion or $0.27 per share, and non-GAAP net income of $2.5 billion or $0.47 per share.

“We delivered the results we expected this quarter. I’m pleased with the progress we’ve made managing through the technology transitions of cloud, mobile, security and video,” stated chairman and CEO John Chambers. “Our financials are strong and our strategy is solid. The major market transitions are networking centric and as the Internet of Everything becomes more important to business, cities and countries, Cisco is uniquely positioned to help our customers solve their biggest business problems.”

GAAP Results

	Q2 2014	Q2 2013	Vs. Q2 2013
Revenue	$11.2 billion	$12.1 billion	(7.8)%
Net Income	$1.4 billion	$3.1 billion	(54.5)%
Earnings per Share	$0.27	$0.59	(54.2)%

Non-GAAP Results
	Q2 2014	Q2 2013	Vs. Q2 2013
Net Income	$2.5 billion	$2.7 billion	(7.4)%
Earnings per Share	$0.47	$0.51	(7.8)%

GAAP net income for the second quarter of fiscal 2014 included a pre-tax charge of $655 million related to the expected cost of remediation of issues with memory components in certain products sold in prior fiscal years. This charge was excluded from non-GAAP net income and earnings per share. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table below.

For the second quarter of fiscal 2013, GAAP net income and GAAP earnings per share include total tax benefits of $926 million or $0.17 per share, respectively, related to a tax settlement with the Internal Revenue Service (IRS) and the reinstatement of the U.S. federal research and development (R&D) tax credit on January 2, 2013.

Revenue for the first six months of fiscal 2014 was $23.2 billion, compared with $24.0 billion for the first six months of fiscal 2013. Net income for the first six months of fiscal 2014, on a GAAP basis, was $3.4 billion or $0.64 per share, compared with $5.2 billion or $0.98 per share for the first six months of fiscal 2013. Non-GAAP net income for the first six months of fiscal 2014 was $5.4 billion or $1.00 per share, compared with $5.3 billion or $0.99 per share for the first six months of fiscal 2013.

Cisco will discuss second quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Cisco Increases Quarterly Cash Dividend

Cisco is also announcing that earlier today its Board of Directors declared a quarterly dividend of $0.19 per common share, a two-cent increase over the previous quarter’s dividend, to be paid on April 23, 2014 to all shareholders of record as of the close of business on April 3, 2014. Future dividends will be subject to Board approval.

“We had a record quarter of returning $4.9 billion to our shareholders through our quarterly dividend of approximately $900 million and share repurchases of $4.0 billion,” stated Frank Calderoni, executive vice president and chief financial officer. “Our financial strength gives us the confidence to provide a meaningful return to our shareholders, and I’m pleased we are increasing our quarterly dividend by 12 percent to $0.19 per share.”

Other Financial Highlights

•	Cash flows from operations were $2.9 billion for the second quarter of fiscal 2014, compared with $2.6 billion for the first quarter of fiscal 2014, and compared with $3.3 billion for the second quarter of fiscal 2013.

•	Cash and cash equivalents and investments were $47.1 billion at the end of the second quarter of fiscal 2014, compared with $48.2 billion at the end of the first quarter of fiscal 2014, and compared with $50.6 billion at the end of the fourth quarter of fiscal 2013.

•	Cisco repurchased approximately 185 million shares of common stock under the stock repurchase program at an average price of $21.73 per share for an aggregate purchase price of $4.0 billion during the second quarter of fiscal 2014. As of January 25, 2014, Cisco had repurchased and retired 4.1 billion shares of Cisco common stock at an average price of $20.53 per share for an aggregate purchase price of approximately $84.9 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases as of January 25, 2014 was approximately $12.1 billion with no termination date.

•	During the second quarter of fiscal 2014, Cisco paid a cash dividend of $0.17 per common share, or $896 million.

Internet of Everything

•	Cisco announced a blueprint for creating a sustainable smart and connected city to help fulfill Dubai’s Smart City ambitions.
•	Cisco released a study which estimates that The Internet of Everything (IoE) could generate $4.6 trillion in value for public sector organizations over the next decade.
•	Cisco announced that it has allocated $100 million to invest in early stage companies in order to drive the evolution of the IoE.

Next Generation of IT

•	Cisco completed its acquisition of WhipTail Technologies, Inc. to strengthen the Cisco Unified Computing System™ (UCS) strategy and enhance application performance by integrating scalable solid state memory into the Cisco UCS® fabric computing architecture.
•	Cisco acquired Collaborate.com to provide a comprehensive solution that enables the mobile workforce to work smarter and more efficiently from virtually anywhere and help accelerate innovation in collaboration.
•	Cisco completed its acquisition of Insieme Networks, Inc., furthering its ability to deliver to customers the first data center and cloud solution that offers full visibility and integrated management of physical and virtual networked IT resources, all built around meeting the needs of applications.
•	Cisco was awarded the “Ten-Year Recognition Award for Outstanding Contribution in Corporate Social Responsibility” at a ceremony jointly hosted by 21st Century Business Review, 21st Century Business Herald and the 21st Century Corporate Citizenship Research Center in Beijing.
•	Cisco expanded its manufacturing in Brazil with the production of advanced enterprise Wi-Fi access points.
•	Cisco was selected to provide video hardware and cloud software components from its Videoscape™ TV services delivery platform to support transcoding and content management during NBC’s production of the 2014 Olympic Winter Games in Sochi, Russia.
•	Cisco released its 2014 Annual Security Report, which offers a vivid picture of rapidly evolving security challenges facing businesses, IT departments and individuals.
•	At the 2014 World Economic Forum Annual Meeting in Davos, Cisco announced that it plans to invest up to $1.35 billion in Mexico to expand its presence in the region during 2014 via the Cisco Support Center, the expansion of the manufacturing of advanced technology products and the expansion of the Cisco Networking Academy™ program.

Innovation

•	Cisco announced the delivery of Application Centric Infrastructure (ACI), new professional services, and an open ecosystem of partners to help customers unleash their applications and enable greater business agility.
•	Tata Sky deployed Cisco Videoscape™ Video Everywhere solution, a thin-client user interface application designed to enable new multiscreen experiences beyond the set-top box. Tata Sky is the first platform in Asia to deploy this solution.
•	Using the Cisco Remote Expert Solution, UK-based Nationwide Building Society announced plans to introduce a new remote mortgage service from more than 60 branches throughout the UK by the end of spring 2014.
•	The Government of Canarias in Spain commissioned an innovative telepresence service, based on Cisco TelePresence®, to enable representatives of the public administration of Canarias to hold virtual “face-to-face” meetings without traveling between islands -- thereby saving travel costs and speeding decision-making.
•	Cisco announced new solutions and services in the Cisco EnergyWise™ suite that help enterprises become more energy efficient and reduce carbon emissions. The expanded portfolio is based on the integration of software acquired through Cisco’s acquisition of JouleX with Cisco’s existing services offerings and EnergyWise technology.
•	Cisco expanded its Videoscape TV services delivery platform to include a host of new cloud video capabilities, including an industry-first Videoscape “as-a-service” offering and open cloud software technologies based on OpenStack, designed to help service providers and media companies enhance agility, increase revenue and reduce operating expenses.

Editor’s Notes:

•	Q2 fiscal year 2014 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, February 12, 2014 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•	Conference call replay will be available from 4:00 p.m. Pacific Time, February 12, 2014 to 4:00 p.m. Pacific Time, February 19, 2014 at 1-866-513-1228 (United States) or 1-203-369-1971 (international). The replay will also be available via webcast from February 12, 2014 through April 19, 2014 on the Cisco Investor Relations website at http://investor.cisco.com.

•	Additional information regarding Cisco’s financials as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 12, 2014. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in IT that helps companies seize the opportunities of tomorrow by proving that amazing things can happen when you connect the previously unconnected. For ongoing news, please go to http://thenetwork.cisco.com.

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This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our strategy, financial strength, market transitions, return to shareholders and our unique position to help customers) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-Q and 10-K filed on November 22, 2013 and September 10, 2013, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Forms 10-Q and 10-K as each may be amended from time to time. Cisco’s results of operations for the three and six months ended January 25, 2014 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP effective tax rates, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP effective tax rates, and non-GAAP net income per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the periods presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation and other contingencies (such as the supplier component remediation charge in the second quarter of fiscal 2014 and the patent litigation settlement with TiVo incurred in the fourth quarter of fiscal 2013), the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2014 Cisco and/or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco EnergyWise, Cisco Networking Academy, Cisco TelePresence, Cisco UCS, Cisco Unified Computing System, Cisco Videoscape, and Videoscape are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third-party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
REVENUE:
Product	$8,423	$9,437	$17,820	$18,734
Service	2,732	2,661	5,420	5,240

Total revenue	11,155	12,098	23,240	23,974

COST OF SALES:
Product	4,323	3,857	8,070	7,605
Service	881	898	1,812	1,787

Total cost of sales	5,204	4,755	9,882	9,392

GROSS MARGIN	5,951	7,343	13,358	14,582
OPERATING EXPENSES:
Research and development	1,412	1,452	3,136	2,883
Sales and marketing	2,277	2,387	4,688	4,803
General and administrative	451	584	966	1,144
Amortization of purchased intangible assets	71	118	136	240
Restructuring and other charges	73	13	310	72

Total operating expenses	4,284	4,554	9,236	9,142

OPERATING INCOME	1,667	2,789	4,122	5,440
Interest income	169	160	338	321
Interest expense	(136)	(147)	(276)	(295)
Other income (loss), net	55	(22)	111	(55)

Interest and other income (loss), net	88	(9)	173	(29)

INCOME BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	1,755	2,780	4,295	5,411
Provision for (benefit from) income taxes	326	(363)	870	176

NET INCOME	$1,429	$3,143	$3,425	$5,235

Net income per share:
Basic	$0.27	$0.59	$0.64	$0.99

Diluted	$0.27	$0.59	$0.64	$0.98

Shares used in per-share calculation:
Basic	5,294	5,318	5,336	5,310

Diluted	5,327	5,357	5,383	5,344

Cash dividends declared per common share	$0.17	$0.14	$0.34	$0.28

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
GAAP net income	$1,429	$3,143	$3,425	$5,235
Adjustments to cost of sales:
Share-based compensation expense	52	47	95	92
Amortization of acquisition-related intangible assets	182	136	349	270
Supplier component remediation charge(1)	655	—	655	—
Impact to cost of sales from purchase accounting adjustments to inventory	—	16	—	40

Total adjustments to GAAP cost of sales	889	199	1,099	402

Adjustments to operating expenses:
Share-based compensation expense	296	255	565	519
Amortization of acquisition-related intangible assets	71	118	136	240
Acquisition-related/divestiture costs	107	39	415	54
Significant asset impairments and restructurings	73	13	310	72

Total adjustments to GAAP operating expenses	547	425	1,426	885

Total adjustments to GAAP income before provision for income taxes	1,436	624	2,525	1,287

Income tax effect of non-GAAP adjustments	(275)	(179)	(493)	(365)
Significant tax matters(2) (3)	(69)	(866)	(69)	(866)

Total adjustments to GAAP provision for income taxes	(344)	(1,045)	(562)	(1,231)

Non-GAAP net income	$2,521	$2,722	$5,388	$5,291

Diluted net income per share:
GAAP	$0.27	$0.59	$0.64	$0.98

Non-GAAP	$0.47	$0.51	$1.00	$0.99

(1) GAAP net income for the second quarter of fiscal 2014 included a pre-tax charge of $655 million related to the expected cost of remediation of issues with memory components in certain products sold in prior fiscal years.

The charge is related to the expected remediation cost for certain products containing memory components manufactured by a single supplier between 2005 and 2010. These components are widely used across the industry and are included in a number of Cisco products. They are known to slowly degrade over time, and in some cases, have caused products to fail after a power cycle event. Failure rates due to this issue have been and are expected to be low. However, recently Cisco has seen a handful of its customers experience a growing number of failures in their networks as a result of this component problem. Accordingly, although the majority of these products are beyond Cisco’s warranty terms, Cisco is proactively working with customers on mitigation, resulting in a charge to product cost of sales during the second quarter of fiscal 2014.

Cisco believes its approach to this industry-wide issue is the best course of action for its customers and, despite the cost, demonstrates that customer satisfaction is a top priority. Customers can learn more about this issue and potential mitigation steps at www.cisco.com/go/memory.

(2) For the three months and six months ended January 25, 2014, Cisco recorded a net tax benefit of $69 million related to prior fiscal years. Non-GAAP net income excluded this net tax benefit of $69 million.

(3) For the three months and six months ended January 26, 2013, Cisco recorded a net tax benefit of $866 million. This net tax benefit is comprised of an Internal Revenue Service settlement of $794 million and the retroactive reinstatement of the U.S federal R&D tax credit of $72 million. Non-GAAP net income excluded this net tax benefit of $866 million.

RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE TAX RATE

	Three Months Ended		Six Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
GAAP effective tax rate	18.6%	(13.1)%	20.3%	3.3%
Tax effect of non-GAAP adjustments to net income	2.4%	33.1%	0.7%	17.7%

Non-GAAP effective tax rate	21.0%	20.0%	21.0%	21.0%

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 25, 2014	July 27, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,339	$7,925
Investments	41,726	42,685
Accounts receivable, net of allowance for doubtful accounts of $235 at January 25, 2014 and $228 at July 27, 2013	4,378	5,470
Inventories	1,548	1,476
Financing receivables, net	4,016	4,037
Deferred tax assets	2,419	2,616
Other current assets	1,263	1,312

Total current assets	60,689	65,521
Property and equipment, net	3,234	3,322
Financing receivables, net	3,628	3,911
Goodwill	24,086	21,919
Purchased intangible assets, net	3,693	3,403
Other assets	3,097	3,115

TOTAL ASSETS	$98,427	$101,191

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$4,762	$3,283
Accounts payable	891	1,029
Income taxes payable	—	192
Accrued compensation	2,406	3,182
Deferred revenue	9,350	9,262
Other current liabilities	5,535	5,048

Total current liabilities	22,944	21,996
Long-term debt	12,385	12,928
Income taxes payable	1,483	1,748
Deferred revenue	3,894	4,161
Other long-term liabilities	1,637	1,230

Total liabilities	42,343	42,063
Total equity	56,084	59,128

TOTAL LIABILITIES AND EQUITY	$98,427	$101,191

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 25, 2014	January 26, 2013
Cash flows from operating activities:
Net income	$3,425	$5,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,203	1,232
Share-based compensation expense	656	608
Provision for receivables	56	(10)
Deferred income taxes	(26)	148
Excess tax benefits from share-based compensation	(73)	(32)
(Gains) losses on investments and other, net	(163)	5
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	1,134	100
Inventories	(77)	194
Financing receivables	245	(381)
Other assets	179	(63)
Accounts payable	(161)	(17)
Income taxes, net	(444)	(1,444)
Accrued compensation	(804)	(161)
Deferred revenue	(205)	407
Other liabilities	577	(7)

Net cash provided by operating activities	5,522	5,814

Cash flows from investing activities:
Purchases of investments	(15,874)	(14,234)
Proceeds from sales of investments	9,081	4,991
Proceeds from maturities of investments	7,988	8,652
Acquisition of property and equipment	(577)	(552)
Acquisition of businesses, net of cash and cash equivalents acquired	(2,784)	(6,035)
Purchases of investments in privately held companies	(263)	(116)
Return of investments in privately held companies	81	68
Proceeds from sales of property and equipment	164	34
Other	(6)	(4)

Net cash used in investing activities	(2,190)	(7,196)

Cash flows from financing activities:
Issuances of common stock	837	652
Repurchases of common stock - repurchase program	(5,680)	(645)
Shares repurchased for tax withholdings on vesting of restricted stock units	(309)	(212)
Short-term borrowings, original maturities less than 90 days, net	998	4
Issuances of debt	4	—
Repayments of debt	(22)	—
Excess tax benefits from share-based compensation	73	32
Dividends paid	(1,810)	(1,487)
Other	(9)	86

Net cash used in financing activities	(5,918)	(1,570)

Net decrease in cash and cash equivalents	(2,586)	(2,952)
Cash and cash equivalents, beginning of period	7,925	9,799

Cash and cash equivalents, end of period	$5,339	$6,847

Supplemental cash flow information:
Cash paid for interest	$340	$341
Cash paid for income taxes, net	$1,340	$1,472

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	January 25, 2014	July 27, 2013
Cash and cash equivalents and investments:
Cash and cash equivalents	$5,339	$7,925
Fixed income securities	39,731	39,888
Publicly traded equity securities	1,995	2,797

Total	$47,065	$50,610

Inventories:
Raw materials	$81	$105
Work in process	6	24
Finished goods:
Distributor inventory and deferred cost of sales	598	572
Manufactured finished goods	579	480

Total finished goods	1,177	1,052
Service-related spares	244	256
Demonstration systems	40	39

Total	$1,548	$1,476

Property and equipment, net:
Land, buildings, and building and leasehold improvements	$4,386	$4,426
Computer equipment and related software	1,429	1,416
Production, engineering, and other equipment	5,826	5,721
Operating lease assets	313	326
Furniture and fixtures	503	497

	12,457	12,386
Less accumulated depreciation and amortization	(9,223)	(9,064)

Total	$3,234	$3,322

Other assets:
Deferred tax assets	$1,492	$1,539
Investments in privately held companies	916	833
Other	689	743

Total	$3,097	$3,115

Deferred revenue:
Service	$8,843	$9,403
Product:
Unrecognized revenue on product shipments and other deferred revenue	3,549	3,340
Cash receipts related to unrecognized revenue from two-tier distributors	852	680

Total product deferred revenue	4,401	4,020

Total	$13,244	$13,423

Reported as:
Current	$9,350	$9,262
Noncurrent	3,894	4,161

Total	$13,244	$13,423

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Six Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
Cost of sales - product	$12	$11	$22	$21
Cost of sales - service	40	36	73	71

Share-based compensation expense in cost of sales	52	47	95	92

Research and development	108	72	200	156
Sales and marketing	141	135	264	265
General and administrative	47	48	101	98
Restructuring and other charges	(1)	—	(4)	(3)

Share-based compensation expense in operating expenses	295	255	561	516

Total share-based compensation expense	$347	$302	$656	$608

Income tax benefit for share-based compensation	$82	$80	$160	$159

ACCOUNTS RECEIVABLE AND DSO

(In millions, except DSO)

	January 25, 2014	October 26, 2013	January 26, 2013
Accounts receivable, net	$4,378	$5,188	$4,462
Days sales outstanding in accounts receivable (DSO)	36	39	34

INVENTORY TURNS AND RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions, except annualized inventory turns)

	Three Months Ended
	January 25, 2014	October 26, 2013	January 26, 2013
Annualized inventory turns - GAAP	13.8	12.7	11.6
Cost of sales adjustments	(2.3)	(0.6)	(0.5)

Annualized inventory turns - non-GAAP	11.5	12.1	11.1

GAAP cost of sales	$5,204	$4,678	$4,755
Cost of sales adjustments:
Share-based compensation expense	(52)	(43)	(47)
Amortization of acquisition-related intangible assets	(182)	(167)	(136)
Supplier component remediation charge	(655)	—	—
Impact to cost of sales from purchase accounting adjustments to inventory	—	—	(16)

Non-GAAP cost of sales	$4,315	$4,468	$4,556

REPURCHASE OF COMMON STOCK AND DIVIDENDS PAID

(In millions, except dividends paid per common share)

	Three Months Ended
	January 25, 2014	October 26, 2013	July 27, 2013	April 27, 2013
Repurchase of common stock under the stock repurchase program	$4,020	$2,000	$1,160	$860
Dividends paid	896	914	918	905

Total	$4,916	$2,914	$2,078	$1,765

Dividends paid per common share	$0.17	$0.17	$0.17	$0.17